GLOBAL TRANSFER AGREEMENT

between

Safety Invest S.A.
acting on behalf of its Compartment Secure I

as Issuer

Conrent Invest S.A.
acting on behalf of its Compartment Track-PPN

as Substitute Issuer

30 May 2023

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TABLE OF CONTENTS

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THIS GLOBAL TRANSFER AGREEMENT is made on 30 May 2023

BETWEEN

(1) **Safety Invest S.A.**, a public limited liability company *(société anonyme)* incorporated under the laws of the Grand Duchy of Luxembourg as an unregulated securitisation company *(société de titrisation)* within the meaning of, and governed by the Luxembourg law of 22 March 2004 on securitisation, as amended (the "**Securitisation Law**"), having its registered office at 2, Rue des Gaulois, L-1618 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register ("**RCSL**") under number B 184061 (the "**Securitisation Company 1**"), acting on behalf of its Compartment Secure I (the "**Issuer**"); and

(2) **Conrent Invest S.A.**, a public limited liability company *(société anonyme)* incorporated under the laws of the Grand Duchy of Luxembourg as an unregulated securitisation company *(société de titrisation)* within the meaning of, and governed by the Securitisation Law, having its registered office at 2, Rue des Gaulois, L-1618 Luxembourg, Grand Duchy of Luxembourg and registered with the RCSL under number B 170360 (the "**Securitisation Company 2**"), acting on behalf of its Compartment Track-PPN (the "**Substitute Issuer**");

The Issuer and the Substitute Issuer are referred to as the "**Parties**" and each individually as a "**Party**".

WHEREAS:

(A) Pursuant to the Global Note (as defined below), the Issuer issued thirty-two million United States Dollars (USD 32,000,000.-) (the "**Nominal Value**") bearer notes in accordance with Luxembourg law governed terms and conditions attached thereto (the "**Terms and Conditions of the Notes**"), represented by one hundred sixty (160) notes, in a denomination of two hundred thousand United States Dollars (USD 200,000.-) each (ISIN DE000A1ZC233, the "**Notes**") which give their holders indirect exposure to the economic performance of shares (the "**Shares**") issued by Track Group, Inc. (*formerly known as SecureAlert, Inc.*), a Delaware corporation, having its registered office at 200 East 5th Avenue, Suite 100, Naperville, Illinois 60563, United States of America (the "**Company**").

(B) The Issuer has entered into a share purchase agreement dated 7 February 2014 in relation to the Shares (as amended and/or supplemented and/or restated from time to time, the "**SPA**") and, under and in accordance with the terms of the SPA, it has acquired 1,890,697 Shares for an aggregate amount of USD 31,196,500.-. As of the date of this Agreement, the Issuer holds 1,740,697 Shares in the Company (the "**Subscribed Shares**").

(C) The Issuer has entered into a Luxembourg law governed loan agreement with Simplex S.à r.L., a private limited liability company (*société à responsabilité limitée*) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 43, Rue du Bocksberg, L-6614 Wasserbillig, Grand Duchy of Luxembourg and registered with the RCSL under number B 216646, (the "**Lender**") originally dated 22

November 2018 (as amended and/or supplemented and/or restated from time to time, the "**Loan Agreement**") whereby the Lender agreed to make available to the Issuer a loan in an aggregate amount of up to EUR 260,000.- with a maturity date of 31 December 2023 and in accordance with the terms thereof (the "**Loan**"). As of 30 April 2023, the balance of drawdowns carried out in relation to the Loan including the capitalised interest amounts to EUR 224,136.49, the relevant accrued interest amounts to EUR 230.77 and therefore the total value of the Loan receivable amounts to EUR 224,367.25.

(D) The Parties now wish that (i) the Substitute Issuer replaces the Issuer as obligor in respect of all of the Issuer's rights and obligations under or in respect of each of the Notes, the Terms and Conditions of the Notes and the Loan and (ii) the Substitute Issuer replaces the Issuer as party to the Loan Agreement and assumes all of the Issuer's rights and obligations under or in respect of the Loan Agreement, in accordance with the terms of this Agreement (the "**Transfer**").

(E) In the context of the intended Transfer, the Issuer and the Substitute Issuer agree that, together with the transfer of all of the Issuer's rights and obligations under or in respect of each of the Notes, the Terms and Conditions of the Notes, the Loan and the Loan Agreement, the Issuer shall, as of the Closing Date, also transfer to the Substitute Issuer all assets held by the Issuer being the Subscribed Shares as well as any available cash, as well as all of the Issuer's rights and obligations under or in respect of the SPA and, therefore, the Issuer's economic ownership thereof as well as, as soon as possible, the legal position of the Issuer thereunder.

IT IS AGREED AS FOLLOWS:

1. RECITALS, DEFINITIONS AND INTERPRETATION

1.1 Recitals

Recitals (A) through (E) are an integral part hereof.

1.2 Definitions

In this global transfer agreement (the "**Agreement**") the following capitalised terms shall have the meanings set forth below.

"**Account Bank**" means Bankhaus Neelmeyer AG, Wachtstraße 16, 28195 Bremen, Germany holding the Cash Account.

"**Cash Account**" means the cash account of the Substitute Issuer held by the Account Bank.

"**Clearstream Banking AG**" means Clearstream Banking AG, Frankfurt am Main, Mergenthalerallee 61, 65760 Eschborn, Germany.

"**Clearing System**" means Clearstream Banking AG or such other clearing system approved by the Issuer.

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"**Closing Date**" means 30 May 2023.

"**Compartments**" means, collectively, the compartments created or to be created from time by the Securitisation Company 1 or the Securitisation Company 2 pursuant to the Securitisation Law and for the purpose of issuing debt securities and each of them is individually referred as a "**Compartment**".

"**Global Note**" means the permanent global certificate or permanent global certificates, as the case may be, representing the Notes, deposited with a common depositary on behalf of the Clearing System.

"**Luxembourg**" means the Grand Duchy of Luxembourg.

"**Transaction Documents**" means (i) the paying agency agreement, as amended and/or supplemented and/or restated from time to time, and entered into between the Issuer and any paying agent appointed by the Issuer from time to time, (ii) the corporate services agreement, as amended and/or supplemented and/or restated from time to time, and entered into between the Issuer and any corporate services provider appointed by the Issuer from time to time, (iii) the Terms and Conditions of the Notes, (iv) the Notes Subscription Agreement, (v) the SPA, (vi) the Loan Agreement, (vii) the permanent global certificates in relation to the Notes, as amended and/or supplemented and/or restated from time to time, (viii) any notice to the noteholders of the Issuer issued from time to time, (ix) any other document to which the Issuer is a party in relation to the Notes, the Loan or, as the case might be, the Subscribed Shares and (x) any other document entered into for the purpose of effectuating this Agreement.

Terms defined in the Terms and Conditions of the Notes have the same meaning when used in this Agreement unless otherwise defined in this Agreement.

1.3 **Interpretation**

(a) Clause headings are inserted for convenience of reference only and shall be ignored in the construction of this Agreement.

(b) Words importing the singular shall include the plural and vice-versa.

(c) References to a document in this Agreement are references to such document as it may be amended, novated, supplemented, extended or restated from time to time.

(d) References to a person in this Agreement include its successors, transferees, assignees or novated parties.

2. **TRANSFER**

2.1 The Parties hereby agree that:

(a) the Substitute Issuer shall replace the Issuer as obligor in respect of the Notes and shall assume all of the Issuer's rights and obligations under or in respect of the Notes;

(b) the Substitute Issuer shall replace the Issuer as obligor in respect of the Loan and shall assume all of the Issuer's rights and obligations under or in respect of the Loan;

(c) the Substitute Issuer shall replace the Issuer as issuer under the Terms and Conditions of the Notes and shall assume all of the Issuer's rights and obligations under or in respect of the Terms and Conditions of the Notes; and

(d) the Substitute Issuer shall replace the Issuer as party to the Loan Agreement and shall assume all of the Issuer's rights and obligations under or in respect of the Loan Agreement.

2.2 Accordingly, the Issuer hereby agrees to transfer to the Substitute Issuer (and, for the avoidance of doubt, the Substitute Issuer hereby agrees to accept such transfer of and to assume) all of the Issuer's rights and obligations under or in connection with each of the Notes, the Loan, the Terms and Conditions of the Notes and the Loan Agreement, such rights and obligations being transferred, within the meaning of Article 1271 and Article 1690 of the Luxembourg civil code, as part of the replacement and assumption contemplated by Clause 2.1.

2.3 In connection with the transfer, replacement and assumption contemplated by Clause 2.1 and Clause 2.2, the Parties hereby acknowledge and agree that in accordance with applicable laws:

(a) on the Closing Date, the Issuer shall transfer to the Cash Account any cash available (the "**Cash Transfer**");

(b) with effect as of the Closing Date, the Substitute Issuer shall be bound by the terms of the Terms and Conditions of the Notes in every way as if it were the original Issuer therein and all references to the Issuer in the Terms and Conditions of the Notes and, to the extent necessary or appropriate, the Global Note shall be read and construed as references to the Substitute Issuer;

(c) with effect as of the Closing Date, the Issuer shall transfer the Subscribed Shares (the "**Subscribed Shares Transfer**") at the Nominal Value to the Substitute Issuer, provided that the Substitute Issuer shall use its best efforts to facilitate the Subscribed Shares Transfer, including by doing all such acts and things, and executing to in this Agreement, as, in its or the Issuer's reasonable opinion, are reasonably necessary or desirable to give effect to the Subscribed Shares Transfer;

(d) with effect as of the Closing Date, the Issuer shall procure that the Substitute Issuer replaces the Issuer as party to the SPA and assumes all of the Issuer's rights and obligations under or in respect of the SPA (the "**SPA Transfer**"), provided that the Substitute Issuer shall facilitate the SPA Transfer, including, in each case, by doing all such acts and things, and executing or procuring the execution of all such documents, not specifically referred to in this Agreement, as, in its or the Issuer's reasonable opinion, are necessary or desirable to give effect to the SPA Transfer;

(e) with effect as of the Closing Date, the Issuer shall procure (and, for the avoidance of doubt, the Lender hereby agrees to accept) that the Substitute Issuer replaces the Issuer as party to the Loan Agreement and assumes all of the Issuer's rights and obligations under or in respect of the Loan Agreement (the "**Loan Transfer**"). With effect from the Closing Date, the Substitute Issuer shall perform the Loan Agreement and be bound by its terms in every way as if it were the original party to it in place of the Issuer and all references to the Issuer in the Loan Agreement shall be read and construed as references to the Substitute Issuer provided that the Substitute Issuer shall facilitate the Loan Transfer, including, in each case, by doing all such acts and things, and executing or procuring the execution of all such documents, not specifically referred to in this Agreement, as, in its or the Issuer's reasonable opinion, are necessary or desirable to give effect to the Loan Transfer;

(f) if, at any time after the Closing Date, the Issuer receives any cash or any other assets (each, a "**Distribution**") by way of distribution in connection with the Subscribed Shares from the Company, the Issuer transfers to the Substitute Issuer each Distribution promptly upon receipt of such Distribution (the "**Distribution Transfer**"), provided that the Substitute Issuer shall facilitate each Distribution Transfer, including, in each case, by doing all such acts and things, and executing or procuring the execution of all such documents, not specifically referred to in this Agreement, as, in its or the Issuer's reasonable opinion, are necessary or desirable to give effect to such Distribution Transfer; and

(g) in the event of any increase or decrease in the value of the Subscribed Shares resulting in a change of the amount payable for the Subscribed Shares Transfer after the Subscribed Shares Transfer, such change shall be adjusted by payment of the corresponding amount in cash either (i) by the Issuer to the Substitute Issuer or, as the case may be, (ii) by the Substitute Issuer to the Issuer.

3. NOTIFICATION OF FULL LEGAL COMPLETION DATE; INDEMNITIES

3.1 Each of the Issuer and the Substitute Issuer agrees that, on the later of (i) the date it receives confirmation from the Company that the Subscribed Shares Transfer has become effective and (ii) the date it receives confirmation from the Company that the SPA Transfer has become effective, it shall give written notice to the other Parties that it has received such confirmations (the date on which the Issuer or, as the case may be, the Substitute Issuer gives such notice, the "**Full Legal Completion Date**"). For the avoidance of doubt, there shall be only one Full Legal Completion Date and if either the Issuer or the Substitute Issuer gives such notice, the other shall be discharged of its obligation under this Clause 3.1 and shall not be required also to give such notice.

3.2 The Issuer hereby agrees and undertakes to indemnify on demand the Substitute Issuer against any claims (including, without limitation, any claims by the Noteholder for the time being for payments under or in respect of the Notes), demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it incurs from (and including) the Closing Date to (but excluding) the Full Legal Completion Date under or in connection with the Notes, by

reason of having entered into this Agreement and the Cash Transfer having taken effect but the Subscribed Shares Transfer and/or the SPA Transfer not having taken effect, other than by reason of the Substitute Issuer's own gross negligence or wilful misconduct, default or fraud.

3.3 The Substitute Issuer hereby further agrees and undertakes to indemnify on demand the Issuer against in respect of any (re)contribution, clawback or any other (re)payment obligation as well as indemnity payments, including, without limitation, in respect of tax, which the Issuer is required to make to the Company after the Closing Date under or in connection with the Subscribed Shares Transfer and/or the SPA Transfer (and, for the avoidance of doubt, the Cash Transfer having taken effect), other than by reason of the Issuer's own gross negligence or wilful misconduct, default or fraud.

4. CONTINUING OBLIGATIONS

Subject to and in accordance with the provisions of this Agreement, the Parties hereby further agree that, subject to the Transfer, (i) the Substitute Issuer's rights and obligations under or in connection with the Notes and the Terms and Conditions of the Notes and (ii) the Substitute Issuer's and the Lender's rights and obligation under or in connection with the Loan and the Loan Agreement, shall each constitute continuing obligations of the relevant Party and shall remain in full force.

5. FURTHER ASSURANCE

5.1 Each of the Parties agrees that it shall effect the Transfer and to do all such further acts and things, and execute or procure the execution of all such other documents, not specifically referred to in this Agreement, as, in its or any other Party's reasonable opinion, are necessary or desirable to give effect to the Transfer.

5.2 The Issuer hereby represents, warrants and undertakes to and for the benefit of each other Party that:

(a) it shall take all such steps and actions as in its or any other Party's reasonable opinion are necessary or desirable in connection with the implementation of the Transfer including, without limitation:

(i) to notify the Clearing System of the Transfer and to take all such steps and actions as the Clearing System may reasonably require in in connection with the Transfer; and

(ii) to transfer the Transaction Documents to the Substitute Issuer in accordance with their respective terms or, where such transfer is not practicable or appropriate in respect of one or more Transaction Documents, to terminate such one or more Transaction Documents in accordance with their respective terms.

5.3 The Substitute Issuer hereby represents, warrants and undertakes to and for the benefit of each other Party that:

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(a) it shall take all such steps and actions as in its or any other Party's reasonable opinion are necessary or desirable in connection with the implementation of the Transfer including, without limitation:

(i) to the extent necessary or appropriate, to arrange for the replacement of the Global Note in respect of the Notes held by the Clearing System; and

(ii) to the extent necessary or appropriate, to accept the transfer of and to assume the Issuer's rights and obligations under or in respect of any Transaction Documents or, where such transfer and assumption is not practicable or appropriate in respect of one or more Transaction Documents, to enter into one more replacement Transaction Documents with the relevant parties.

6. SECURITISATION LAW

6.1 The Parties expressly acknowledge and accept that the Securitisation Company 1, the Issuer, the Securitisation Company 2 and the Substitute Issuer are subject to the Securitisation Law. The Parties acknowledge and accept that, with respect to each debt instrument issued by a Compartment and each obligation of a Compartment, they shall have recourse only to the relevant assets allocated to the Compartment under which the relevant debt instruments are issued or obligations incurred and not to the assets allocated to any other Compartment created by the Securitisation Company 1 or the Securitisation Company 2 or any other assets of the Securitisation Company 1 or the Securitisation Company 2 and any net proceeds following a collection and an enforcement of claims in relation to these assets. The Parties expressly acknowledge and accept that once all the assets allocated to such relevant Compartment under which the relevant debt instruments have been issued, or the relevant obligations incurred, have been realised, they shall not be entitled to take any further steps against the Securitisation Company 1 or the Securitisation Company 2 nor the relevant Compartment to recover any further sum and the right to receive any such sum shall be extinguished.

6.2 The Parties accept not to attach or otherwise seize the assets of, respectively, the Securitisation Company 1, the Issuer, the Securitisation Company 2, the Substitute Issuer or any of the Compartments or other assets of, respectively, the Securitisation Company 1, the Issuer, the Securitisation Company 2, the Substitute Issuer or any of the Compartments. No Party shall be entitled to petition or take any other step for the winding-up, liquidation or bankruptcy of the Securitisation Company 1, the Issuer, the Securitisation Company 2, the Substitute Issuer or any of the Compartments of the Securitisation Company 1 or the Securitisation Company 2 or to start any other insolvency related proceedings.

6.3 In case of conflict between the provisions of this Clause 6 and the other provisions of this Agreement, the provisions of this Clause 6 will prevail.

7. NOTICE

7.1 Any notice, communication or demand (including a claim hereunder) to be given to each Party in connection with this Agreement shall be in writing and delivered by hand, email, registered post or courier in accordance with this Clause.

7.2 The address of each Party to this Agreement in respect of any notice and communications under this Agreement is as follows:

(a) Issuer

Address: 2, Rue des Gaulois, L-1618 Luxembourg, Grand Duchy of Luxembourg

Email: bernd.schmitz@simplex.lu

Attention: Simplex S.à r.L., the sole director of the company represented by Bernhard Schmitz

(b) Substitute Issuer

Address: 2, Rue des Gaulois, L-1618 Luxembourg, Grand Duchy of Luxembourg

Email: bernd.schmitz@simplex.lu

Attention: Simplex S.à r.L., the sole director of the company represented by Bernhard Schmitz

7.3 Any notice or other communication made by one Party to another Party under or in connection with this Agreement will only be effective:

(a) in case of courier personal delivery, when it has been left at the address specified in this Agreement;

(b) in case of letter, three (3) Business Days after being deposited postage prepaid in an envelope addressed to the address specified in this Agreement; or

(c) in case of email, when received in legible form by the email address specified in this Agreement.

8. NO WAIVER

No failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered, or operate as, a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

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9. ENTIRE AGREEMENT

This Agreement contains the entire understanding of the Parties with respect to the subject matter contained herein and it supersedes and cancels all prior agreements with respect hereto.

10. SEVERABILITY

If one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected and any invalid provision shall be deemed to be severable from this Agreement. Each of the Parties agrees in such case to use their best efforts to negotiate in good faith a legally valid and economically equivalent replacement provision.

11. COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

12. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Luxembourg.

13. JURISDICTION

All disputes arising in connection with this Agreement shall be submitted to the competent courts of Luxembourg.

The Parties have executed this Agreement in two (2) originals.

[Remainder of page intentionally left blank; signature page(s) to follow]

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[Signature page(s) of the global transfer agreement]

Safety Invest S.A.
acting on behalf of its Compartment Secure I

AS ISSUER

By: Simplex S.à r.l. H.-B. Schmitz	By:
Title: 43, rue du Bocksberg L-6614 Wasserbillig Director	Title:

Conrent Invest S.A.
acting on behalf of its Compartment Track-PPN

AS SUBSTITUTE ISSUER

By: Simplex S.à r.l. H.-B. Schmitz	By:
Title: 43, rue du Bocksberg L-6614 Wasserbillig Director	Title: